Exhibit 5.1

October 5, 2006

National Retail Properties, Inc.

450 South Orange Avenue

Suite 900

Orlando, Florida 32801

Ladies and Gentlemen:

We have acted as counsel to National Retail Properties, Inc., a Maryland corporation (the “Company”), in connection with the registration statement on Form S-3 (No. 333-132095) filed with the Securities and Exchange Commission (the ”Commission”) under the Securities Act of 1933 (the “Act”), on February 28, 2006 (the “Registration Statement”). Pursuant to the Registration Statement, the Company proposes to issue and sell up to 3,680,00 depositary shares (the “Depositary Shares”), each representing 1/100th fractional interest in a share of 7.375% Series C Cumulative Redeemable Preferred Stock, par value $0.01 (the “Preferred Stock”), in accordance with the terms set forth in the prospectus supplement dated October 5, 2006 (the “Prospectus Supplement”) to the prospectus filed as part of the Registration Statement.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to examination of copies of the following (each, a “Document,” and collectively, the “Documents”):

(i)	the First Amended and Restated Articles of Incorporation of the Company as certified by the Maryland State Department of Assessments and Taxation on October 5, 2006, and as certified to us by the Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer of the Company as of the date hereof;

(ii)	the Articles Supplementary to the First Amended and Restated Articles of Incorporation in the form to be filed with the Maryland State Department of Assessments and Taxation;

(iii)	the Third Amended and Restated Bylaws, as amended, of the Company as certified to us by the Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer of the Company as of the date hereof;

National Retail Properties, Inc.

October 5, 2006

(iv)	resolutions of the Board of Directors of the Company adopted at a meeting on February 23, 2006 and resolutions of the Pricing Committee of the Board of Directors of the Company adopted by unanimous written consent on October 5, 2006 each in the form certified to us by the Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasures of the Company as of the date hereof;

(v)	the Registration Statement;

(vi)	the Prospectus dated February 28, 2006, in the form filed with the Commission as a part of the Registration Statement;

(vii)	the Prospectus Supplement;

(viii)	an executed copy of the Underwriting Agreement dated October 5, 2006, by and among the Company and the several underwriters named therein (the “Underwriting Agreement”);

(ix)	the form of Deposit Agreement (the “Deposit Agreement”) to be entered into by and among the Company, American Stock Transfer & Trust Company (the “Depositary”) and all holders from time to time of depositary receipts issued thereunder; and

(x)	a certificate of an officer of the Company dated as of the date hereof.

Based upon the foregoing and subject to the assumptions, qualifications, limitations, and exceptions set forth below, we are of the opinion that:

1. The Preferred Stock, when issued and delivered by the Company in accordance with the terms of the Underwriting Agreement and the Deposit Agreement, upon receipt of consideration for the Depositary Shares in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

2. When the depositary receipts have been duly executed and delivered by the Company and countersigned by the Depositary against a deposit of the Preferred Stock represented by the depositary receipts in accordance with the Deposit Agreement and delivered to and paid for by the purchasers of the depositary receipts in the manner contemplated by, and in accordance with, the Registration Statement and the Underwriting Agreement, the depositary receipts will entitle the holders thereof to the benefits provided therein and in the Deposit Agreement.

For purposes of this opinion letter, we have not reviewed any documents other than the Documents. In particular, we have not reviewed any document (other than the Documents) that is referred to in or incorporated by reference into any Document reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein.

National Retail Properties, Inc.

October 5, 2006

In connection with this opinion letter, we have considered such matters of law and fact as we, in our professional judgment, have deemed necessary or appropriate to render the opinions contained herein. In rendering this opinion letter, we have assumed without independent investigation: (i) that each entity (other than the Company) that is a party to any Document is, and has been at all times relevant to this opinion letter, duly formed or organized, validly existing and in good standing under the laws of the jurisdiction in which each is formed or organized; (ii) the due authorization, execution and delivery of each Document by each of the parties thereto (other than the Company); (iii) the completeness of all Documents; (iv) the genuineness of all signatures; (v) the legal capacity of all individuals who have executed any of the Documents; (vi) the authenticity of all Documents submitted to us as originals; (vii) the conformity to the original documents of all Documents submitted to us as certified, photostatic, reproduced, facsimile or conformed copies of valid existing agreements; (viii) the authenticity of all such latter Documents; and (ix) that the statements regarding matters of fact in any of the Documents that we have examined are accurate and complete. We have further assumed that there are no oral or written modifications or amendments to any of the Documents, and that the executed versions of the Documents are identical to any unexecuted forms or versions that we may have reviewed.

Our opinions expressed above are limited in all respects and for all purposes to the laws of the State of Maryland (excluding the securities laws and blue sky laws of the State of Maryland), and we express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Maryland laws and rules, regulations and orders thereunder that are currently in effect. In rendering the opinions set forth herein, we express no opinion concerning (i) the creation, attachment, perfection or priority of any security interest, lien or other encumbrance, or (ii) the nature or validity of title to any property. The opinions set forth in this letter are limited to the matters and the transaction expressly addressed herein and no opinion is to be implied or may be inferred beyond the opinions expressly stated in this letter.

We express no opinion as to the enforceability of any provisions contained in the Underwriting Agreement or Deposit Agreement that constitute waivers that are prohibited by law prior to default.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the Prospectus Supplement under the caption “Legal Matters.” The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Act, or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP
PILLSBURY WINTHROP SHAW PITTMAN LLP